247MGI, Inc. Completes Acquisition of PurFusion

FT. LAUDERDALE, Fla., Sept. 11, 2007 (PRIME NEWSWIRE) -- 247MGI, Inc. (Other OTC:TOFS.PK - News), is pleased to announce today that it has finalized the acquisition of the PurFusion Group of Companies, Inc. (``PGCI''), a Canadian corporation, and its wholly-owned subsidiaries: PurFusion Worldwide, Inc. a Florida corporation and PurFusion, Inc. a Canadian corporation http://www.purfusion.com.

The acquisition consists of $80,000 in cash and 11,058,197 restricted shares of 247MGI's common stock. The shares will be issued and delivered after an audit of PGCI has been completed by 247MGI. Furthermore, 247MGI has also agreed to pay Norman Farrar an additional $100,000 and 5% ownership of a pending acquisition introduced to the Company by PGCI.

Matt Dwyer, 247MGI's CEO, stated: ``We are pleased to have finally closed this transaction with PurFusion and its subsidiaries that will open the door for further acquisitions currently being considered at this time.''

247MGI had signed a Letter of Intent to acquire PurFusion Worldwide, Inc. early this year and the deal was expected to close in June. Through a mutual decision it was decided to delay the acquisition until 247MGI could be re-listed on the OTCBB exchange which is now in its final stage of completion.

Norm Farrar, President of PurFusion, states: ``We are very excited about this relationship and the future that is just beginning to unfold between us.''

PurFusion offers a diversified product line that targets small and medium sized enterprises, associations as well as the sports and entertainment industry. The unique ability to fuse technology, marketing and media gives their customers the competitive edge on the Internet. They strive to increase revenue, generate web traffic, and provide overall better branding while gathering relevant statistical information for their customers.

During the last several years PurFusion has provided a suite of Internet marketing tools and technology applications. Their primary target was the B2B sector where PurFusion offered a bundled solution that would meet any budget requirement. As a result, Programmers and Developers soon found PurFusion a viable alternative to marketing their products and company.

Presently, PurFusion is expanding their product line to include video streaming, web conferencing, and a variety of mobile applications. ``Our strategy is to implement a flexible white labeled API to promote our product with Internet Service Providers, Telco's, Advertising Agencies and Interactive Companies'' said Farrar.

We will continue to expand our Internet Marketing division to include a versatile plug and play Content Management System (CMS). The CMS will provide PurFusion the ability to rapidly deploy corporate websites, training, eCommerce and online promotional/marketing campaigns. PurFusion expects that their average sales will increase four fold with the CMS once integrated with their other marketing tools.

247MGI, Inc. is a full service multi media company, a one-stop media and advertising company that assists its clients by creating marketing materials utilizing technology driven media formats for the distribution of information worldwide. The company utilizes the Internet to deliver its content more efficiently and at a higher standard than its competition. 247MGI has developed and continues to create unique programs to include ``LIVE'' as well as ``HIGH-RESOLUTION'' streaming video content which will be delivered through the web and via satellite.

This media release may contain forward-looking statements regarding but not limited to management, market potential, distributor success, market size, and international sales, including statements regarding the intent, belief or current expectations of 247MGI Inc and uncertainties that could materially affect actual results. Investors should refer to documents that the Company intends to file with the SEC for a description of certain factors that could change actual results. Investors should refer to factors that could cause actual results to vary from current expectations and the forward looking statements contained in this media release.

Contact:
247MGI Inc.
Matt Dwyer, Chairman and CEO
954-323-2516
mdwyer@247mgi.com

PurFusion
Norm Farrar, President
705-434-3186 X23
nfarrar@purfusion.com